UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 3 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CEPHALON, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2484489
(State of incorporation or organization)	(I.R.S. Employer or Identification No.)

41 Moores Road Frazer, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [  ]

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On May 1, 2011, Cephalon, Inc., a Delaware corporation (the “Company”), Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), and Copper Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger, dated as of May 1, 2011 (the “Merger Agreement”).  Pursuant to the Merger Agreement, the Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly-owned subsidiary of Parent.

On May 1, 2011, prior to the execution of the Merger Agreement, the board of directors of the Company approved Amendment No. 2 (the “Second Amendment”) to the Second Amended and Restated Rights Agreement, dated as of October 27, 2003, by and between the Company and StockTrans, Inc., as Rights Agent, as amended by the Agreement of Appointment and Joinder and Amendment No. 1 to the Second Amended and Restated Rights Agreement, by and between Cephalon, Inc. and American Stock Transfer & Trust Company, LLC, successor in interest to American Stock Transfer & Trust Company, as Rights Agent, dated as of February 9, 2007 (the “Rights Agreement”). Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

The Second Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger.  The Second Amendment provides that none of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement, (ii) the public or other announcement or disclosure of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Merger at the Effective Time (as defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement will result (A) in either Parent or Merger Subsidiary or any of their respective affiliates or associates being deemed an Acquiring Person or Beneficial Owner or (B) in a Stock Acquisition Date, Distribution Date or Flip-In Event.  The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).  A copy of the Second Amendment is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

The foregoing description of the Rights Agreement, as amended by the Second Amendment, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Second Amendment.

Item 2. Exhibits.

Exhibit Number

4.1
Second Amended and Restated Rights Agreement, dated as of October 27, 2003, between Cephalon, Inc. and StockTrans, Inc., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Form 8-A/A filed with the SEC on October 27, 2003).

4.2
Agreement of Appointment and Joinder and Amendment No. 1 to the Second Amended and Restated Rights Agreement dated as of October 27, 2003, by and between Cephalon, Inc. and American Stock Transfer & Trust Company, dated as of February 9, 2007 (incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K field with the SEC on February 13, 2007).

4.3
Amendment No. 2 to the Second Amended and Restated Rights Agreement, as amended by the Agreement of Appointment and Joinder and Amendment No. 1 to the Second Amended and Restated Rights Agreement, by and between Cephalon, Inc. and American Stock Transfer & Trust Company, LLC dated as of May 1, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CEPHALON, INC.
(Registrant)

Date: May 2, 2011	By:	/s/ Gerald J. Pappert
Gerald J. Pappert
Executive Vice President, General Counsel and Secretary